Exhibit 8

Clifford Chance US LLP	Clifford Chance US LLP 200 Park Avenue New York, New York 10166 Telephone: 212-878-8000 Facsimile: 212-878-8375

May 20, 2003

First Republic Preferred Capital Corporation

111 Pine Street

San Francisco, CA 94111

Re:     REIT Status of First Republic Preferred Capital Corporation

Ladies and Gentlemen:

We have acted as counsel to First Republic Preferred Capital Corporation, a Nevada corporation (the “Company”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), relating to possible offerings from time to time by the Company of its preferred stock, par value $.01 per share (“Preferred Stock”), at initial offering prices which will not exceed in total $100,000,000. This opinion is being provided at your request in connection with the offer and sale of Preferred Shares pursuant to the Registration Statement.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1.	The Registration Statement;

2.	The Company’s Articles of Incorporation, as amended through the date hereof; and

3.	Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vi) the Company has at all times operated in accordance with the method of operation

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May 20, 2003

described in its organizational documents, and (vii) no subsequent actions will be taken that are inconsistent with the Company’s status as a REIT for any prior or subsequent period.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations, dated May 20, 2003, provided to us by the Company (the “Certificate”). These representations generally relate to the operation and classification of the Company as a REIT.

Based upon and subject to the foregoing, we are of the opinion that:

(i)     commencing with the Company’s taxable year ended December 31, 1999, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and the Company’s present and proposed method of operation, as represented by the Company, will permit the Company to continue to so qualify; and

(ii)     the discussion contained under the caption “Material Federal Income Tax Consequences” in the Registration Statement, to the extent it describes provisions of United States federal income tax law, is correct in all material respects.

The opinions stated above represent our conclusions as to the application of the federal income tax laws existing as of the date of this letter, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, an opinion of counsel merely represents counsel’s judgement with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts, and therefore, there can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual operating results, requirements under the Internal Revenue Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as or be taxed as a REIT under the Internal Revenue Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption “Material Federal Income Tax Consequences” in the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP